Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Registration Statement Nos. 333-11221, 333-67594 and 333-206304 on Form S-3 of our reports dated March 13, 2018, relating to the consolidated financial statements of The Marcus Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 28, 2017.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 13, 2018